EXHIBIT 99(d)(7)


                              TAMARACK FUNDS TRUST


                          INVESTMENT ADVISORY AGREEMENT
                                 WITH RESPECT TO

                        TAMARACK PRIME MONEY MARKET FUND
                   TAMARACK U.S. GOVERNMENT MONEY MARKET FUND
                       TAMARACK TAX-FREE MONEY MARKET FUND
                 TAMARACK INSTITUTIONAL PRIME MONEY MARKET FUND
                TAMARACK INSTITUTIONAL TAX-FREE MONEY MARKET FUND



         This Agreement, made this 16th day of April, 2004, by and between Tamarack Funds Trust., a Delaware statutory trust ("Trust"), on behalf its series listed on Exhibit A hereto ("Funds"), and Voyageur Asset Management Inc., a Minnesota corporation ("Adviser"),

         WITNESSETH:

         1.       INVESTMENT ADVISORY SERVICES.

                  (a) The Trust hereby engages the Adviser on behalf of the Funds, and the Adviser hereby agrees to act, as investment adviser for, and to manage the investment of the assets of, the Funds.

                  (b) The investment of the assets of each Fund shall at all times be subject to the applicable provisions of the Declaration of Trust, the Bylaws, the Registration Statement, and the current Prospectus and the Statement of Additional Information, if any, of the Trust and each Fund and shall conform to the policies and purposes of each Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Trust. Within the framework of the investment policies of each Fund, and except as otherwise permitted by this Agreement, the Adviser shall have the sole and exclusive responsibility for the management of each Fund's investment portfolio and for making and executing all investment decisions for each Fund. The Adviser shall report to the Board of Trustees regularly at such times and in such detail as the Board may from time to time determine appropriate, in order to permit the Board to determine the adherence of the Adviser to the investment policies of the Funds.

                  (c) The Adviser shall, at its own expense, furnish all office facilities, equipment and personnel necessary to discharge its responsibilities and duties hereunder. The Adviser shall arrange, if requested by the Trust, for officers or employees of the Adviser to serve without compensation from any Fund as Trustees, officers, or employees of the Trust if duly elected to such positions as Trustees by the shareholders of the Trust.

                  (d) The Adviser hereby acknowledges that all records pertaining to each Fund's investments are the property of the Trust, and in the event that a transfer of investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take the steps necessary to segregate such records and deliver them to the Trust.


                  (e) The Adviser is authorized, with respect to one or more Funds, to delegate any or all of its rights, duties and obligations under this Agreement (subject in any event to all of the limitations, terms and conditions applicable to the Adviser under this Agreement) to one or more sub-advisers, and may inter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with applicable requirements of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Securities and Exchange Commission ("SEC"), and if applicable, exemptive orders or similar relief granted by the SEC, upon receipt of approval of any such sub-advisers by the Trust's Board of Trustees and by the shareholders of the applicable Fund(s) (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or



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similar relief). The Adviser shall oversee the performance of any sub-adviser engaged hereunder. However, the Adviser shall not be accountable to the Trust or a Fund for any loss or liability relating to specific investment decisions made solely by any sub-adviser. The Adviser may not terminate any sub-advisory agreement relating to the Fund without approval by a majority of the Trust's independent Trustees.

         2.       COMPENSATION FOR SERVICES.

In payment for the investment advisory and management services to be rendered by the Adviser hereunder, each Fund shall pay to the Adviser a fee, which fee shall be paid to the Adviser on a monthly basis not later than the fifth business day of the month following the month in which said services were rendered. The fee payable by each Fund shall be as set forth in Exhibit A hereto. The fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined at the close of each business day of the month pursuant to the Declaration of Trust, Bylaws, and currently effective Prospectus and Statement of Additional Information of the Trust and the Fund.

         3.       ALLOCATION OF EXPENSES.

                  (a) In addition to the fee described in Section 2 hereof, each Fund shall pay all its costs and expenses, including its allocated share of Trust expenses, which are not assumed by the Adviser. These Fund expenses include, by way of example, but not by way of limitation, taxes, interest, brokerage fees and commissions, and fees, costs and expenses associated with the following other matters and services: registration and qualification of the Trust, the Funds and their shares with the Securities and Exchange Commission and the various states; services of custodians, transfer agents, dividend disbursing agents, accounting services agents, shareholder services agents, independent auditors and outside legal counsel; maintenance of corporate existence; preparation, printing and distribution of prospectuses to existing Fund shareholders; services of Trustees who are not employees of the Adviser or of the principal underwriter(s) of the Funds' shares (the "Co-Distributor(s)") or any of their affiliates; Trustees' and shareholders' meetings, including the printing and mailing of proxy materials; insurance premiums for fidelity and other coverage; issuance and sale of Fund shares (to the extent not borne by the Co-Distributors under their agreement or agreements with the Trust); redemption of Fund shares; printing and mailing of stock certificates representing shares of the Funds; association membership dues; preparation, printing and mailing of shareholder reports; and portfolio pricing services, if any.

                  (b) The Adviser or the Co-Distributors shall bear all advertising and promotional expenses in connection with the distribution of each Fund's shares, including paying for prospectuses, shareholder reports and sales literature for new or prospective shareholders. No Fund shall use any of its assets to finance costs incurred in connection with the distribution of its shares except pursuant to a plan of distribution, if any, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.

         4.       FREEDOM TO DEAL WITH THIRD PARTIES.

The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.


         5.       STANDARD OF CARE

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or a Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by a Fund or that a Fund will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.


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         6.       EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT.

                  (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto, which date shall not precede the date that this Agreement is approved by a vote of the holders of at least a majority of the outstanding voting securities of such Fund.

                  (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period more than one year from the date of its execution but only as long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Adviser or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

                  (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, upon 60 days' written notice to the other party.

                  (d) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Investment Company Act of 1940, as amended).

                  (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote of: (i) a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Adviser or of the Trust cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the outstanding voting securities of the applicable Fund.

                  (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

         6.       NOTICES.

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         7.       INTERPRETATION; GOVERNING LAW.

         This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.



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         IN WITNESS WHEREOF, the Trust and the Adviser have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                           TAMARACK FUNDS TRUST

                                           By:    /s/ Jennifer Lammers
                                               ---------------------------------

                                           Name:  Jennifer Lammers
                                                 -------------------------------

                                           Title: President and CEO
                                                  ------------------------------

                                           Date:  April 16, 2004
                                                 -------------------------------


                                           VOYAGEUR INVESTMENT MANAGEMENT INC.

                                           By:    /s/ Michael Lee
                                               ---------------------------------

                                           Name:  Michael T. Lee
                                                 -------------------------------

                                           Title: Chief Operating Officer
                                                  ------------------------------

                                           Date:  April 16, 2004
                                                 -------------------------------





















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                   EXHIBIT A to INVESTMENT ADVISORY AGREEMENT

                                                   ANNUAL ADVISORY FEE
                                                    (as % of average
FUND                       EFFECTIVE DATE           daily net assets)
------------------------------------------------------------------------------
Tamarack Prime Money       April 16, 2004       .55% of average daily net
Market Fund                                     assets up to $700 million;
                                                .50% of the next $500 million
                                                of average daily net assets;
                                                .45% of the next $800 million
                                                of average daily net assets; and
                                                .40% of average daily net assets
                                                in excess of $2 billion

Tamarack U.S..             April 16, 2004       .50% of average daily net
Government Money                                assets up to $100 million;
Market Fund                                     .40% of the next $200 million
                                                of average daily net assets; and
                                                .35% of average net assets in
                                                excess of $300 million

Tamarack Tax-Free          April 16, 2004       .50% of average daily net
Money Market Fund                               assets

Tamarack                   April 16, 2004       .25% of average daily net
Institutional Prime                             assets
Money Market Fund

Tamarack                   April 16, 2004        .25% of average daily net
Institutional Tax-Free                           assets
Money Market Fund






















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